Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2019

■	First Quarter 2019 Revenue:	$2.09 billion; up 7%
■	First Quarter 2019 Operating Income:	$168 million; down 1%
■	First Quarter 2019 EPS:	$1.09 vs. $1.07

LOWELL, ARKANSAS, April 15, 2019 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2019 net earnings of $119.6 million, or diluted earnings per share of $1.09 vs. first quarter 2018 net earnings of $118.1 million, or $1.07 per diluted share.

Total operating revenue for the current quarter was $2.09 billion compared with $1.95 billion for the first quarter 2018. Current quarter total operating revenue, excluding fuel surcharges, increased 8% vs. first quarter 2018. Intermodal (JBI) revenue per load excluding fuel surcharges increased approximately 11% over first quarter 2018 levels partially offset by a 7% decline in volumes. Dedicated Contract Services (DCS) segment revenue increased by 22% over prior year primarily from additional customer contracts from a year ago and customer rate increases. Integrated Capacity Solutions (ICS) load growth was 15% partially offset by a 12% decrease in revenue per load over the same period in 2018. Truck (JBT) segment revenue increased 10% primarily from customer rate increases and a larger operating fleet compared to a year ago.

The operating revenue executed through the Marketplace for J.B Hunt 360° increased to $186 million in the first quarter 2019, vs. $96 million in the same period last year. ICS realized a 92% increase in revenue executed in the platform and JBI initiated the execution of third-party dray during the current period.

Operating income for the current quarter totaled $168 million vs. $169 million for the first quarter 2018. Benefits from higher customer rates and new customer contracts were offset by increased rail purchased transportation costs; lower intermodal network utilization; lower productivity in winter weather affected regions; higher driver and non-driver salaries, wages and benefits; higher Final Mile Services (FMS) network facilities costs; increased technology spend on the J.B. Hunt 360° platform and legacy system upgrades and increased equipment ownership and maintenance costs.

Net interest expense for the current quarter increased 43% from the same period in 2018 due to increased debt levels and higher effective interest rates on our debt.

The effective income tax rate decreased to 22.7% in the current quarter compared to 26.0% in the first quarter 2018 primarily from the favorable settlement of a state income tax audit. The annual tax rate for 2019 is estimated to be 24.0%.

Segment Information:

Intermodal (JBI)

■	First Quarter 2019 Segment Revenue:	$1.09 billion; up 2%
■	First Quarter 2019 Operating Income:	$103 million; down 10%

JBI load volumes declined 7% from the same period 2018. Transcontinental loads declined 8% and the Eastern network load volume declined 7% compared to prior year. Volumes were affected by the expected rail lane closures and persistent severe winter weather events impacting Chicago operations. Combined, these events represented approximately one half of the volume decline. Revenue grew approximately 2% reflecting a 10% increase in revenue per load, which is determined by the combination of customer rates, fuel surcharges and freight mix and the 7% decline in volume. Revenue per load excluding fuel surcharges increased approximately 11% year over year.

Operating income decreased 10% from prior year. Benefits from customer rate increases and the execution of approximately $12 million of third-party dray in the Marketplace for J.B. Hunt 360° were more than offset by increases in rail purchased transportation costs; reduced network utilization and lower dray efficiency created from weather interruptions in the upper Midwest and Chicago areas, increased driver wages and recruiting costs; and higher equipment ownership and maintenance costs compared to the same period in 2018. The current period ended with approximately 95,800 units of trailing capacity and 5,671 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■	First Quarter 2019 Segment Revenue:	$602 million; up 22%
■	First Quarter 2019 Operating Income:	$50 million; up 24%

DCS revenue increased 22% during the current quarter over the same period 2018. Productivity (revenue per truck per week) increased approximately 6% vs. 2018. Productivity excluding fuel surcharges increased approximately 4% primarily from customer rate increases and improved integration of assets between customer accounts. Included in the DCS revenue growth, Final Mile Services (FMS) recorded an increase in revenue of $26 million compared to first quarter 2018.

A net additional 1,644 revenue producing trucks, 440 net additions sequentially from fourth quarter 2018, were in the fleet by the end of the quarter compared to prior year. Approximately 41% of these additions represent private fleet conversions and 9% represent FMS vs. traditional dedicated capacity fleets. Customer retention rates remain above 98%.

Operating income increased 24% from a year ago primarily from increased productivity and additional trucks under new customer contracts, partially offset by higher facilities rent and costs to expand the FMS network, increased driver wages and higher recruiting costs including the length of time to fill open trucks in certain geographic regions.

Integrated Capacity Solutions (ICS)

■	First Quarter 2019 Segment Revenue:	$301 million; up 2%
■	First Quarter 2019 Operating Income:	$7 million; down 22%

ICS revenue increased approximately 2% vs. first quarter 2018. Volumes increased 15% while revenue per load decreased approximately 12% primarily due to customer mix changes and lower spot priced revenue per load compared to the same period a year ago. Contractual business represents approximately 68% of total load volume and 51% of total revenue in the current period compared to 67% and 44%, respectively, in first quarter 2018. Of the total reported ICS revenue, approximately $186 million was executed through the Marketplace for J.B. Hunt 360° compared to $96 million in first quarter 2018.

Operating income decreased 22% over the same period in 2018. Gross profit margin increased to 16.5% in the current quarter vs. 14.4% last year primarily due to an adequate supply of carrier capacity to accommodate the customer demand during the period. The increase in gross profit margin was partially offset by higher personnel costs and increased spending on technology to expand the capacity and functionality of the Marketplace for J.B. Hunt 360° compared to first quarter 2018. ICS’s carrier base increased 29% and employee count increased approximately 18% compared to first quarter 2018.

Truck (JBT)

■	First Quarter 2019 Segment Revenue:	$102 million; up 10%
■	First Quarter 2019 Operating Income:	$7 million; up 41%

JBT revenue increased 10% from the same quarter 2018. Revenue excluding fuel surcharge increased approximately 12% from first quarter 2018 primarily from customer rate increases and a 4% increase in load count. Volume was negatively impacted by the weather in the Midwest region by approximately 2,200 loads. Revenue per load excluding fuel surcharge increased 8% primarily from a 12% increase in rates per loaded mile and a 4% decrease in length of haul compared to the same period in 2018. At the end of the current quarter JBT operated 2,043 tractors compared to 1,926 in 2018.

Operating income for the current quarter increased 41% compared to first quarter 2018. Benefits from the higher revenue per load and lower equipment ownership costs were partially offset by higher driver and independent contractor costs per mile and higher recruiting costs per driver and independent contractor compared to first quarter 2018.

Cash Flow and Capitalization:

At March 31, 2019, we had a total of $1.28 billion outstanding on various debt instruments compared to $1 billion at March 31, 2018, and $1.15 billion at December 31, 2018. At March 31, 2019, we had cash and cash equivalents of $52 million.

Our net capital expenditures for the first quarter 2019 approximated $212 million compared to $179 million for the first quarter 2018.

We did not purchase any shares of our common stock during the quarter. At March 31, 2019, we had approximately $371 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2019, approximated 108.7 million.

Conference Call Information:

The company will hold a conference call today at 4:00-5:00 p.m. CST to discuss the quarterly earnings. The call-in number for participants is (866) 439-5964 and a replay of the call will be posted on its website here later this evening.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2018. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2019		2018
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,855,341		$1,712,934
Fuel surcharge revenues	234,286		235,311
Total operating revenues	2,089,627	100.0%	1,948,245	100.0%

Operating expenses
Rents and purchased transportation	999,889	47.9%	964,892	49.5%
Salaries, wages and employee benefits	516,326	24.7%	450,265	23.1%
Depreciation and amortization	119,930	5.7%	105,583	5.4%
Fuel and fuel taxes	112,125	5.4%	107,881	5.5%
Operating supplies and expenses	78,172	3.7%	70,681	3.6%
General and administrative expenses, net of asset dispositions	45,038	2.2%	32,326	1.7%
Insurance and claims	28,994	1.4%	28,499	1.5%
Operating taxes and licenses	13,160	0.6%	11,588	0.6%
Communication and utilities	8,198	0.4%	7,749	0.4%
Total operating expenses	1,921,832	92.0%	1,779,464	91.3%
Operating income	167,795	8.0%	168,781	8.7%
Net interest expense	13,033	0.6%	9,152	0.5%
Earnings before income taxes	154,762	7.4%	159,629	8.2%
Income taxes	35,161	1.7%	41,487	2.1%
Net earnings	$119,601	5.7%	$118,142	6.1%
Average diluted shares outstanding	109,664		110,863
Diluted earnings per share	$1.09		$1.07

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2019		2018
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,088,099	52%	$1,070,264	55%
Dedicated	601,912	29%	494,480	25%
Integrated Capacity Solutions	300,811	14%	296,105	15%
Truck	101,852	5%	92,718	5%
Subtotal	2,092,674	100%	1,953,567	100%
Intersegment eliminations	(3,047)	(0% )	(5,322)	(0% )
Consolidated revenue	$2,089,627	100%	$1,948,245	100%

Operating income

Intermodal	$103,317	62%	$114,242	68%
Dedicated	50,245	30%	40,562	24%
Integrated Capacity Solutions	6,964	4%	8,876	5%
Truck	7,239	4%	5,130	3%
Other (1)	30	0%	(29)	(0% )
Operating income	$167,795	100%	$168,781	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2019	2018

Intermodal

Loads	459,924	495,764
Average length of haul	1,652	1,661
Revenue per load	$2,366	$2,159
Average tractors during the period *	5,660	5,494

Tractors (end of period)
Company-owned	5,005	4,763
Independent contractor	666	682
Total tractors	5,671	5,445

Net change in trailing equipment during the period	910	883
Trailing equipment (end of period)	95,812	89,493
Average effective trailing equipment usage	83,229	87,265

Dedicated

Loads	825,174	688,350
Average length of haul	173	182
Revenue per truck per week**	$4,589	$4,340
Average trucks during the period***	10,334	8,839

Trucks (end of period)
Company-owned	10,054	8,383
Independent contractor	33	52
Customer-owned (Dedicated operated)	468	476
Total trucks	10,555	8,911

Trailing equipment (end of period)	27,613	26,514
Average effective trailing equipment usage	27,597	27,069

Integrated Capacity Solutions

Loads	288,933	251,521
Revenue per load	$1,041	$1,177
Gross profit margin	16.5%	14.4%
Employee count (end of period)	1,147	971
Approximate number of third-party carriers (end of period)	77,300	59,800
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	585,400	368,600
Revenue (millions)	$186.5	$96.4

Truck

Loads	84,929	81,499
Average length of haul	436	453
Loaded miles (000)	36,968	36,925
Total miles (000)	45,697	43,845
Average nonpaid empty miles per load	102.9	84.9
Revenue per tractor per week**	$3,888	$3,775
Average tractors during the period *	2,074	1,943

Tractors (end of period)
Company-owned	1,035	1,267
Independent contractor	1,008	659
Total tractors	2,043	1,926

Trailers (end of period)	6,785	7,036
Average effective trailing equipment usage	6,585	6,560

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$52,363	$7,600
Accounts receivable, net	1,002,099	1,051,698
Prepaid expenses and other, net	382,772	443,683
Total current assets	1,437,234	1,502,981
Property and equipment	5,452,111	5,329,243
Less accumulated depreciation	1,913,831	1,884,132
Net property and equipment	3,538,280	3,445,111
Other assets, net	348,679	143,555
	$5,324,193	$5,091,647

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$250,706
Trade accounts payable	594,704	709,736
Claims accruals	267,481	275,139
Accrued payroll	63,991	80,922
Other accrued expenses	68,974	35,845
Total current liabilities	995,150	1,352,348

Long-term debt	1,284,550	898,398
Other long-term liabilities	172,239	96,056
Deferred income taxes	668,490	643,461
Stockholders' equity	2,203,764	2,101,384
	$5,324,193	$5,091,647

Supplemental Data
(unaudited)

	March 31, 2019	December 31, 2018

Actual shares outstanding at end of period (000)	108,739	108,711

Book value per actual share outstanding at end of period	$20.27	$19.33

	Three Months Ended March 31
	2019	2018

Net cash provided by operating activities (000)	$245,430	$261,618

Net capital expenditures (000)	$212,146	$179,045